NASDAQ

By Electronic Delivery to: jcalabrese@harveyonline.com

November 1, 2007

Mr. Joseph J. Calabrese
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary
Harvey Electronics, Inc.
205 Chubb Avenue
Lyndhurst, NJ 07071

Re: Harvey Electronics, Inc. (the "Company")

Dear Mr. Calabrese:

For the last 30 consecutive trading days, the Company's common stock has not maintained a minimum market value of publicly held shares ("MVPHS") of $1,000,000 as required for continued inclusion by Marketplace Rule 4310(c)(7) (the "Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(B), the Company will be provided 90 calendar days, or until January 30, 2008, to regain compliance.[1] If, at anytime before January 30, 2008, the MVPHS of the Company's common stock is $1,000,000 or more for a *minimum* of 10 consecutive trading days, Staff will provide written notification that the Company complies with the Rule.[2] If compliance with this Rule cannot be demonstrated by January 30, 2008, Staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal Staff's determination to a Listing Qualifications Panel.

Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.[3] The Company must provide a copy of this announcement to Nasdaq's MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the "Hearings

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[1] The 90 day period relates exclusively to the MVPHS deficiency. The Company may be delisted during the 90 day period for failure to maintain compliance with any other listing requirement for which it is currently on notice or which occurs during this period.

[2] Under certain circumstances, to ensure that the Company can sustain long-term compliance, Staff may require that the MVPHS equals $1,000,000 or greater for more than 10 consecutive trading days before determining that the Company complies.

[3] We also note that Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days. See, SEC Release No. 34-49424. Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS' EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s) __________.

Department") at least 10 minutes prior to its public dissemination.[4] For your convenience, we have enclosed a list of news services.[5]

In the event the Company does not make the required public announcement, trading in your securities will be halted.

In addition, an indicator will be broadcast over Nasdaq's market data dissemination network noting the Company's non-compliance. The indicator will be displayed with quotation information related to the Company's securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.
If you have any questions, please do not hesitate to contact me at 301-907-8029.

Sincerely,

Nikolai Utochkin

Nikolai Utochkin
Listing Analyst
Nasdaq Listing Qualifications

cc: Hearings Department

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[4] The notice should be submitted to Nasdaq's MarketWatch Department through the Electronic Disclosure service available at www.NASDAQ.net. The facsimile numbers for Nasdaq's Listing Qualifications and Hearings Departments are (301) 978-4028 and (301) 978-8080, respectively.

[5] The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story. The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story. Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS' EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s) __________.

DIRECTORY OF NEWS SERVICES

News Media Outlets*

Bloomberg Business News Newsroom 400 College Road East P.O. Box 888 Princeton, NJ 08540-0888 Telephone: 609.750.4500 Toll free: 800.444.2090 Fax: 609.897.8394 Email: release@Bloomberg.net	**MarketWire** 5757 West Century Boulevard. 2nd Floor Los Angeles, CA 90045 Telephone: 800.774.9473 Fax: 310.846.3701	**PrimeNewswire℠** (A NASDAQ Company) 5200 West Century Boulevard Suite 470 Los Angeles, CA 90045 Telephone: 800.307.6627 Fax: 310.642.6933 Web: http://www.primenewswire.com
Business Wire 44 Montgomery Street 39th Floor San Francisco, CA 94104 Telephone: 415.986.4422 Fax: 415.788.5335	**PR Newswire** 810 7th Avenue 35th Floor New York, NY 10036 Telephone: 800.832.5522 Fax: 800.793.9313	**Reuters** 3 Times Square New York, NY 10036 Telephone: 646.223.6000 Fax: 646.223.6001
Dow Jones News Wire Harborside Financial Center 600 Plaza Two Jersey City, NJ 07311-3992 Telephone: 201.938.5400 Fax: 201.938.5600		

*The use of any of these services will satisfy NASDAQ's listing rules that require the disclosure of specific information in a press release or public announcement through the news media.